UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of

The Securities Exchange Act of 1934

Date of report (date of earliest event reported):

October 22, 2004

KILROY REALTY CORPORATION

(Exact name of registrant as specified in its charter)

Maryland	Commission File Number:	95-4598246
(State or other jurisdiction of incorporation or organization)	1-12675	(I.R.S. Employer Identification No.)

12200 W. Olympic Boulevard, Suite 200, Los Angeles, California 90064

(Address of principal executive offices)

(310) 481-8400

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT AND ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION

On October 22, 2004, Kilroy Realty Corporation (the “ Company”) renewed its $425 million unsecured revolving credit facility (the “Credit Facility”) for a new term of three years plus a one-year extension option. The Credit Facility, which now matures in October 2007, bears interest at an annual rate between LIBOR plus 1.00% and LIBOR plus 1.70%, depending upon the Company’s leverage ratio at the time of borrowing. The Company expects to use the Credit Facility to finance development expenditures and for general corporate purposes.

The Credit Facility contains covenants and restrictions requiring the Company to meet certain financial ratios and to provide certain information to the lenders. Some of the more restrictive financial covenants include a maximum total debt to total assets ratio, a maximum total secured debt to total assets ratio, minimum debt service coverage and fixed charge coverage ratios, minimum consolidated tangible net worth and a limit of development activities as compared to total assets. Non-compliance with one or more of the covenants and restrictions could result in the full or partial principal balance of the Credit Facility becoming immediately due and payable.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(c) Exhibits.

Exhibit Number	Description

10.1*	Fourth Amended and Restated Revolving Credit Agreement dated October 22, 2004

10.2*	Fourth Amended and Restated Guaranty of Payment dated October 22, 2004

99.1*	Press Release dated October 22, 2004

*	Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KILROY REALTY CORPORATION

Date: October 27, 2004	By:	/s/ Ann Marie Whitney
Ann Marie Whitney
Senior Vice President and Controller

EXHIBIT INDEX

Exhibit Number	Description

10.1*	Fourth Amended and Restated Revolving Credit Agreement dated October 22, 2004

10.2*	Fourth Amended and Restated Guaranty of Payment dated October 22, 2004

99.1*	Press Release dated October 22, 2004

*	Filed herewith.